Exhibit 1

Joint Filing Agreement

This Agreement is made this 23th day of December, 2010, by and between each of the undersigned.

WHEREAS, each of the undersigned is required to file a Schedule 13D with respect to ownership of ordinary shares in Recon Technology, Ltd. (the “Company”);

NOW, THEREFORE, in accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree by and between them to the joint filing on behalf of them of a Statement on Schedule 13D and that this Agreement be included as an Exhibit to such filing. The undersigned further agree that any and all amendments to such Statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained in such Statement on Schedule 13D or in any such joint amendment thereto, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of the date first written above.

/s/ Chen, Yiquan
By: Chen, Yiquan

/s/ Liu, Hui
By: Liu, Hui